                                                                     Exhibit 2.3

================================================================================

                PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP,
                         a Delaware limited partnership

                                       AND

                 TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP,
                         a Delaware limited partnership

                          DATED AS OF DECEMBER 31, 2005

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Article I Definitions and Interpretation.................................     2
   1.1     Definitions...................................................     2
   1.2     Interpretation................................................     6

Article II Transfer of Assigned Interest.................................     7
   2.1     Transfer of Assigned Interest.................................     7

Article III Purchase Price; Payment......................................     7
   3.1     Purchase Price................................................     7
   3.2     Purchase Price Adjustments....................................     8
   3.3     Income Tax Matters............................................     8

Article IV Closing.......................................................     9
   4.1     Closing.......................................................     9

Article V Seller's Representations.......................................     9
   5.1     Representations and Warranties Regarding the Seller...........     9
   5.2     Representations and Warranties Regarding the Partnership......    11

Article VI Buyer's Representations.......................................    14
   6.1     Organization and Existence....................................    14
   6.2     Validity of Agreement; Authorization..........................    14
   6.3     No Conflict or Violation......................................    14
   6.4     Consents and Approvals........................................    14
   6.5     No Brokers....................................................    15
   6.6     Acquisition as Investment.....................................    15

Article VII Covenants and Agreements.....................................    15
   7.1     Regulatory and Other Approvals................................    15
   7.2     Consent to Transfer of Assigned Interest......................    16
   7.3     Additional Agreements.........................................    16
   7.4     Other Actions.................................................    16
   7.5     Operation of the Partnership..................................    16

Article VIII Indemnification.............................................    16
   8.1     Indemnification--General......................................    16
   8.2     Limitations on Indemnity......................................    17
   8.3     Third-Party Claims............................................    18
   8.4     Procedure for Indemnification--Direct Claims..................    19
   8.5     Exclusive Remedy..............................................    19
   8.6     Further Indemnity Limitations.................................    19
   8.7     No Other Representations; Disclaimers.........................    20
   8.8     Waiver of Certain Damages.....................................    20

Article IX Conditions of Closing.........................................    20
   9.1     Conditions Precedent to Obligations of Each Party.............    20
   9.2     Conditions Precedent to Obligations of Seller.................    21
   9.3     Conditions Precedent to Obligations of Buyer..................    21

Article X Termination....................................................    22
   10.1    Termination...................................................    22
   10.2    Effect of Termination.........................................    23

Article XI Provisions of General Application.............................    23
   11.1    Expenses......................................................    23
   11.2    Dispute Resolution............................................    23
   11.3    Publicity.....................................................    24
   11.4    Notices.......................................................    24
   11.5    Governing Law; Venue..........................................    25
   11.6    Entire Agreement; Amendments and Waivers......................    25
   11.7    Binding Effect and Assignment.................................    26
   11.8    Third Parties.................................................    26
   11.9    Construction..................................................    26
   11.10   Severability..................................................    26
   11.11   Signatures and Counterparts...................................    26
   11.12   Successor and Assigns.........................................    26
   11.13   Further Assurances............................................    27
   11.14   Survival of Covenants and Agreements..........................    27
   11.15   Supplementation of Seller's Disclosure Schedules..............    27

Exhibit A       - Summary of Governance Terms of Amended and Restated
                  Partnership Agreement
Exhibit B       - Form of Pipeline Operating Agreement
Exhibit C       - Summary of Terms of Transition Services Agreement
Exhibit D       - Form of Assignment and Assumption Agreement
Exhibit E       - Form of Resolution
Exhibit F       - Foreign Investment and Real Property Tax Act of 1980
                  Notification Letter
Schedule 1(a)   - Buyer's Required Consents
Schedule 1(b)   - Seller's Required Consents
Schedule 5.2(c) - Compliance with Law
Schedule 5.2(e) - Undisclosed Liabilities
Schedule 5.2(f) - Property and Operations
Schedule 5.2(g) - Litigation
Schedule 5.2(i) - Intercompany Contracts

                PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT

     This PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT ("AGREEMENT") is entered into as of December 31, 2005, by and between NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership ("SELLER"), and TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership ("BUYER"). Each of the Seller and the Buyer are herein referred to individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

     WHEREAS, Buyer and Seller are parties to that certain General Partnership Agreement for Northern Border Pipeline Company, a Texas general partnership (the "PARTNERSHIP"), effective as of March 9, 1978, as amended by (i) the "First Supplement," dated as of October 25, 1979 (as amended by agreement dated April 20, 1990), (ii) the Phase I Partnership Commitment Agreement dated December 12, 1980, (iii) the "Second Supplement," dated as of December 15, 1980 (as amended by agreement dated April 20, 1990), (iv) the "Third Supplement," dated October 1, 1981, (v) the "Fourth Supplement," dated February 17, 1984, (vi) the "Fifth Supplement," dated April 20, 1990, (vii) the "Sixth Supplement," dated April 19, 1991, (viii) the "Seventh Supplement," dated September 23, 1993, (ix) the "Eighth Supplement," dated May 21, 1999, (x) the "Ninth Supplement," dated July 16, 2001, and (xi) the "Tenth Supplement," dated March 2, 2005, such General Partnership Agreement, as amended or supplemented, being herein referred to as the "PARTNERSHIP AGREEMENT"; and

     WHEREAS, Seller is currently the owner of a 70% partnership interest in the Partnership; and

     WHEREAS, Buyer is currently the owner of the remaining 30% partnership interest in the Partnership; and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, that portion of Seller's partnership interest in the Partnership that is equal to 20% of the total partnership interest, including 20% of the total Capital Accounts and 20% of the total Partners' Percentages in the Partnership (the "ASSIGNED INTEREST") for the consideration and upon the terms and conditions set forth in this Agreement; and

     WHEREAS, immediately following the sale of the Assigned Interest hereunder, Buyer and Seller will each own a 50% partnership interest in the Partnership (and each of Buyer's and Seller's Partner's Percentage shall be 50% and each of Buyer and Seller shall have the same Capital Account balance, which, as to each Partner, shall equal 50% of the total Capital Accounts of the Partnership); and

     WHEREAS, Buyer and Seller desire to enter into, or provide for, certain other agreements with respect to the Partnership as set forth herein.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, it is agreed by the parties hereto as follows:

                                    AGREEMENT

                                    Article I
                         Definitions and Interpretation

     1.1  Definitions.

     (a) Terms used without definition herein shall have the meanings ascribed to them in the Partnership Agreement. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

     "AFFILIATE" of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, "control," "controlled by" and "under common control with," with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For greater certainty, the Parties agree that, for purposes of this Agreement, the Current Operator is an Affiliate of NBP, Seller and the Partnership.

     "AMENDED AND RESTATED PARTNERSHIP AGREEMENT" means an Amended and Restated Partnership Agreement of the Partnership to be entered into at Closing, which partnership agreement reflects the Partnership Agreement as heretofore amended or modified, contains mutually-agreed governance terms and conditions consistent with those terms and conditions summarized on Exhibit A hereto, and contains such other terms and conditions as the Parties may mutually agree.

     "ASSET TRANSFER TRANSACTIONS" means those transactions pursuant to which Affiliates of Seller shall convey certain assets and interests to NBP and Seller, in the form of the agreements executed by the parties thereto on the date hereof.

     "BALANCE SHEET DATE" means September 30, 2005.

     "BUYER PARENT" means TC PipeLines, LP, a Delaware limited partnership.

     "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

     "BUYER'S REQUIRED CONSENTS" means those consents and notices that the Buyer must obtain from, or make with, respectively, any Person in connection with the transactions contemplated by this Agreement, as set forth on Schedule 1(a).

     "CAP AMOUNT" means an amount equal to forty percent (40%) of the Purchase Price.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CURRENT OPERATOR" means Northern Plains Natural Gas Company, LLC, a Delaware limited liability company.

     "DISPUTE" means any controversy, claim or dispute that arises out of or in connection with this Agreement or the Assignment, or the terms, construction, interpretation, performance, breach, termination, enforceability or validity of the same, whether the same is based on rights, privileges or interests recognized by or based upon statute, contract, agreement (whether written or oral), tort, common law or other Law.

     "DISPUTING PARTY" means any Party which is a party to a Dispute.

     "EFFECTIVE RATE" means the annual interest rate of 5.05%.

     "FERC" means the United States Federal Energy Regulatory Commission, or any successor authority.

     "GAAP" means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination, as consistently applied.

     "GOVERNMENTAL AUTHORITY" means any domestic or foreign national, provincial, municipal, regional or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having or asserting jurisdiction or venue over the matter or Person in question.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "KNOWLEDGE" when used with respect to matters set forth in a representation, warranty, covenant or other provision of this Agreement applicable to any party hereto, means the actual knowledge and belief (as opposed to any constructive or imputed knowledge) of any of the executive officers of the Seller and the executive officers and directors of Seller's general partner, or in the case of the Buyer, the executive officers and directors of Buyer's general partner, in each case as of the date of this Agreement or at any time thereafter up to and including the Closing; provided, however, that in addition to the Knowledge of any other Persons applicable to Seller or Buyer as described above, the actual knowledge of (i) the Representatives (as defined in the Partnership Agreement) of Seller, Buyer or their respective Affiliates serving on the Management Committee of the Partnership, and (ii) the members of the Audit Committee of the Partnership selected by the Representatives of Seller, Buyer or their respective Affiliates, shall constitute Knowledge of the Seller or Buyer, as applicable.

     "LAW" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of any Governmental Authority.

     "LEGAL PROCEEDING" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings before any Governmental Authority or arbitrator, including, without limitation, any condemnation proceeding.

     "LIABILITY" means any liability or obligation of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, or whether due or to become due.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the validity or enforceability of this Agreement, the transactions contemplated hereby or the ability of Seller to perform its obligations under this Agreement, or (b) the business, financial condition, properties or operations of the Partnership; provided, however, that Material Adverse Effect shall exclude any fact, event, change, development, circumstance or effect arising or resulting from (i) any change of general applicability in political, social, economic, industry, market or financial conditions (including changes in the U.S. natural gas pipeline industry and midstream industry generally, the wholesale or retail markets for natural gas or interest rates, as well as the outbreak of hostilities, terrorist activities or war), whether general or regional in nature or limited to any country or area in which the Partnership's assets, business or operations are located, (ii) any change of general applicability in any applicable Law, FERC regulations or other regulatory policy, (iii) catastrophic meteorological events, (iv) strikes, work stoppages or other labor disturbances, or (v) the execution or delivery of this Agreement or the transactions contemplated hereby or the announcement thereof, and in the case of clauses (i),
(ii), (iii) and (iv), which is not specific solely to Seller, its Affiliates or the Partnership or which does not have a substantially disproportionate affect on Seller or the Partnership; provided, further, that clauses (iii), (iv) and
(v) hereof shall not apply for purposes of Section 9.3(d).

     "NBP" means Northern Border Partners, L.P., a Delaware limited partnership.

     "NBP GP INTEREST TRANSACTION" means that transaction pursuant to which Affiliates of the Buyer shall sell and convey stock in an existing general partner of Seller and of NBP, in the form of the agreement executed by the parties thereto on the date hereof.

     "OPERATING AGREEMENT" means a Pipeline Operating Agreement between the Partnership and Buyer or Buyer's designated Affiliate substantially in the form of Exhibit B hereto.

     "PERSON" means any individual, corporation, partnership, trust, joint venture, unincorporated association, limited liability company, Governmental Authority or other entity.

     "QUARTERLY CASH DISTRIBUTIONS" means the cash distributions of the Partnership computed for each calendar quarter, each in an amount equal to 100% of the distributable cash flow of the Partnership, determined from its financial statements prepared in accordance with GAAP, such distributable cash flow being equal to earnings before interest, taxes, depreciation and amortization less interest expense and less maintenance capital expenditures. Such distributions are payable on the second Business Day of the second month following the end of each calendar quarter.

     "SEC" means the United States Securities and Exchange Commission.

     "SELLER'S REQUIRED CONSENTS" means those consents and notices that the Seller must obtain from, or make with, respectively, any Person in connection with the transactions contemplated by this Agreement, as set forth on Schedule 1(b).

     "TAX" or "TAXES" means any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including without limitation taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties and shall include any liability as a transferee, by operation of law, or by contract.

     "TAX RETURNS" means any returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

     "THRESHOLD AMOUNT" means an amount equal to two percent (2%) of the Purchase Price.

     "TRANSACTION DOCUMENTS" means this Agreement, the Assignment, the Operating Agreement, the Amended and Restated Partnership Agreement, the Resolution and the Transition Agreement.

     "TRANSITION AGREEMENT" means a Transition Services Agreement between the Current Operator or its designated Affiliate, and Buyer or its designated Affiliate, containing mutually-agreed terms and conditions consistent with those terms and conditions therefor summarized on Exhibit C hereto.

     "TRPA" means the Texas Revised Partnership Act.

     (b) The following terms are defined in the Sections as indicated:

TERM                                      SECTION
----                                      -------
2005 Financial Statements                 5.2(c)
Agreement                                 Preamble
Assigned Interest                         Recitals
Assignment                                2.1(a)(i)
Assumption Notice                         8.3
Buyer                                     Preamble
Buyer Indemnified Parties                 8.1(a)
Buyer Operator                            2.1(a)(iii)
Buyer's Identified Representations
and Warranties                            8.1(a)
Closing                                   4.1
Closing Date                              4.1
Consent                                   5.1(e)
Direct Claim                              8.4
Effective Time                            4.1
Indemnitee                                8.3
Indemnitor                                8.3

TERM                                      SECTION
----                                      -------
Liens                                     5.1(b)
Losses                                    8.1(a)
Partnership                               Recitals
Partnership Agreement                     Recitals
Party or Parties                          Preamble
Proceeding                                8.3
Purchase Price                            3.1
Related Party                             5.2(h)
Resolution                                2.1(a)(v)
Seller                                    Preamble
Seller Indemnified Parties                8.1(b)
Seller's Identified Representations and
Warranties                                8.1(a)
Tax Items                                 3.3
Third Party Claim                         8.3
Third Party Claim Notice                  8.3

     1.2 Interpretation. The following rules of interpretation shall govern the interpretation and construction of this Agreement (unless otherwise expressly provided herein):

     (a) The singular includes the plural and the plural includes the singular.

     (b) The word "or" is not exclusive.

     (c) A reference to any Law includes any amendment or modification to such Law and any mandatorily applicable successor Law.

     (d) A reference to a Person includes its successors and permitted assigns.

     (e) The words "include," "includes" and "including" are not limiting.

     (f) A reference in this Agreement to an Article, Section, Exhibit or
Schedule is to the Article, Section, Exhibit or Schedule hereof unless otherwise indicated. Exhibits and Schedules to this Agreement shall be deemed incorporated by reference herein and shall constitute a part of this Agreement for all purposes.

     (g) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof.

     (h) References to "days" shall mean calendar days.

     (i) References to money are references to the currency of the United States of America.

     (j) The words "will" and "shall" shall be construed to have the same meaning and effect.

                                   Article II
                          Transfer of Assigned Interest

     2.1 Transfer of Assigned Interest. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing:

     (a) Seller will deliver to Buyer the following:

          (i) an Assignment and Assumption Agreement, in the form of Exhibit D hereto (the "ASSIGNMENT") assigning and transferring the Assigned Interest to Buyer, duly executed by an authorized officer of Seller on its behalf;

          (ii) the Amended and Restated Partnership Agreement, duly executed on its behalf by an authorized officer of Seller or by the duly appointed representative of Seller on the management committee of the Partnership;

          (iii) the Transition Agreement, duly executed by an authorized officer of Current Operator or its designated Affiliate and by an authorized officer of Buyer or Buyer's designated Affiliate (the "BUYER OPERATOR") or by the duly appointed representative of Buyer on the management committee of the Partnership;

          (iv) the Operating Agreement, duly executed by an authorized officer of the Partnership and the Buyer Operator or by the duly appointed representative of Buyer on the management committee of the Partnership;

          (v) the adoption of a resolution, in the form of Exhibit E hereto, by duly appointed representatives on the management committee of the Partnership regarding the Partnership's approval of the transactions contemplated by this Agreement and the Partnership's cash distribution policy (the "RESOLUTION"); and

          (vi) the certificate of an officer of Seller stating that the conditions specified in Sections 9.3(a) and (b) have been satisfied.

     (b) Buyer will deliver to Seller the following:

          (i) the Purchase Price, in immediately available funds;

          (ii) each of the Transaction Documents other than this Agreement, duly executed by or on behalf of the parties thereto as herein provided; and

          (iii) the certificate of an officer of Buyer stating that the conditions specified in Sections 9.2(a) and (b) have been satisfied.

                                   Article III
                             Purchase Price; Payment

     3.1 Purchase Price. The consideration payable by Buyer for the Assigned Interest shall consist of (a) the sum of THREE HUNDRED MILLION AND NO/100 DOLLARS ($300,000,000), subject to adjustment as set forth in Section 3.2(b) (as adjusted, the "PURCHASE PRICE"), together with interest on the Purchase Price at the Effective Rate for the period from the Effective Time to the Closing Date (calculated on the basis of the actual number of days elapsed divided by 365), and (b) the receipt by Buyer of the Assigned Interest subject to the liabilities and obligations of the Partnership allocable to such Assigned Interest. Buyer and Seller each acknowledge that since the Partnership is a Texas general partnership, Buyer and Seller each may be held jointly and severally liable for the obligations of the Partnership and may have rights to indemnification and contribution with respect to such liability pursuant to the Amended and Restated Partnership Agreement, the TRPA and other applicable Law. Seller shall deliver to Buyer not less than two (2) Business Days prior to the Closing Date a certificate of an officer of Seller indicating the total Purchase Price to be paid by Buyer at Closing, including any adjustments to the Purchase Price pursuant to Section 3.2(b) and the total amount of accrued interest payable as of the Closing Date. The Purchase Price shall be payable at Closing by wire transfer of immediately available funds to an account designated by Seller to Buyer not less than two (2) Business Days prior to the Closing Date.

     3.2 Purchase Price Adjustments.

     (a) The Parties acknowledge that Quarterly Cash Distributions that are to be paid after the Effective Time but prior to the Closing Date shall be distributed to Seller and Buyer with such distributions to be made in accordance with the regular pre-Closing practices of the Partnership and in accordance with the partnership interests held by Seller and Buyer in the Partnership prior to the transfer of the Assigned Interest hereunder. Quarterly Cash Distributions that are to be paid on or after the Closing Date shall be paid in equal shares to Seller and Buyer. For greater certainty, in the event that a distribution is declared subsequent to the Effective Time but prior to the Closing Date, but is not to be paid until subsequent to the Closing Date, regardless of whether the record date is before or after the Closing Date, such distribution shall be paid in equal shares to Seller and Buyer notwithstanding any agreement to the contrary.

     (b) The Purchase Price shall be adjusted by (i) subtracting therefrom an amount equal to any Quarterly Cash Distributions paid to Seller with respect to the Assigned Interest after the Effective Time but prior to the Closing Date, and (ii) adding thereto an amount equal to the amount of any additional capital contributions made by Seller to the Partnership with respect to the Assigned Interest for the period from the Effective Time to the Closing Date, all as reflected in the books and records of the Partnership.

     3.3 Income Tax Matters. The Parties agree that the items of income, gain, loss, deduction and credit ("TAX ITEMS") of the Partnership relating to the Assigned Interest for the tax year which includes the Closing Date shall be allocated to Seller and Buyer based upon the closing of the books method as of such date, provided that if the Closing Date is other than the last day of a calendar month and the Parties mutually agree, then the Tax Items of the Partnership relating to the Assigned Interest for such month shall be prorated based upon the number of days that Seller and Buyer own the Assigned Interest during such month. For this purpose, Seller's period of ownership of the Assigned Interest shall include the Closing Date.

                                   Article IV
                                     Closing

     4.1 Closing. The closing ("CLOSING") of the transactions contemplated hereby shall be held at the offices of Gable & Gotwals, 1100 ONEOK Plaza, Tulsa, Oklahoma or as may be mutually agreed upon by the Parties hereto, following the satisfaction or waiver of the conditions set forth in Article IX hereof, immediately following the closing of the Asset Transfer Transactions, which shall occur immediately following the closing of the NBP GP Interest Transaction (the actual date of Closing being herein called the "CLOSING DATE"). For purposes of this Agreement, however, the effective time of the Closing of the transactions contemplated hereby shall be as of 11:59 p.m. Central Time on December 31, 2005 (the "EFFECTIVE TIME").

                                   Article V
                            Seller's Representations

     5.1 Representations and Warranties Regarding the Seller. Seller hereby represents and warrants to Buyer that:

     (a) Organization and Existence of Seller. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own its properties and assets and to conduct its business as now conducted. Seller is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary except for failures to be so qualified or in good standing as would not reasonably be expected to have a Material Adverse Effect.

     (b) Ownership of the Assigned Interest; No Liens. The Assigned Interest is owned by Seller beneficially and of record, free and clear of all security interests, mortgages, pledges, assessments, claims, liens, charges, restrictions, encumbrances, voting trusts or agreements, proxies, options, calls, commitments and rights of others (collectively, "LIENS"), except (i) as may be created by this Agreement, (ii) for any restrictions on sales of securities under applicable securities laws, and (iii) as may exist pursuant to the Partnership Agreement or pursuant to the TRPA. Subject to satisfaction of any consent or approval requirements set forth in the Partnership Agreement, and assuming all the required filings have been made under the HSR Act and the waiting period under the HSR Act has expired, and any other Seller's Required Consents have been obtained, Seller has full legal right to sell, assign and transfer the Assigned Interest to Buyer, and upon consummation of this Agreement in accordance with its terms, Buyer will acquire good and valid title in the Assigned Interest free and clear of all Liens except (i) for any restrictions on sales of securities under applicable securities laws, and (ii) as may exist pursuant to the Partnership Agreement or pursuant to the TRPA.

     (c) Validity of Agreement; Authorization. Seller has the requisite partnership power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been duly authorized by all necessary partnership action on the part of Seller. This Agreement constitutes Seller's valid and binding obligation enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be limited by
(i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application from time to time in effect that affect creditors' rights generally, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

     (d) No Conflict or Violation. The execution, delivery and performance by Seller of this Agreement does not and will not:

          (i) violate, conflict with or result in any breach of any provision of the certificate of limited partnership or limited partnership agreement of Seller or NBP (each as in effect on the date hereof);

          (ii) assuming that Seller's Required Consents and Buyer's Required Consents have been obtained, violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or permit termination of or cause any obligation, penalty or premium to arise or accrue under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which the Seller or the Partnership is a party or by which either of them is bound, or to which any of their respective properties or assets is subject;

          (iii) assuming all the required filings have been made under the HSR Act and the waiting period under the HSR Act has expired, and any other Seller's Required Consents have been obtained, violate any Law, order, writ, judgment, injunction, award or decree of any Governmental Authority applicable to Seller or NBP in a manner that would have a Material Adverse Effect; or

          (iv) result in the creation of any Liability for the Partnership, including as a result of any change of control, severance or other agreements; provided, however, that this Section 5.1(d)(iv) shall not be deemed to include any Liabilities arising under the Operating Agreement.

     (e) Consents and Approvals. Except for Seller's Required Consents, no permit, license, approval or authorization of, or filing, registration or qualification with, or notification to or waiver or consent from, any Governmental Authority or other Person (each a "CONSENT") is required as a condition to the execution and delivery of this Agreement by Seller or the performance of Seller's obligations hereunder, other than those Consents that, if not obtained, would not have a Material Adverse Effect. No approval of NBP's unit holders is required for the performance of Seller's obligations hereunder or the execution and delivery of the Transaction Documents or the execution, delivery and closing of the Asset Transfer Transactions and the NBP GP Interest Transaction.

     (f) No Brokers. None of the Seller or its Affiliates have entered into any arrangement to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents for which Buyer or the Partnership could become liable or obligated.

     (g) Opinion of Financial Advisor. Lehman Brothers Inc. has provided the Audit Committee of Seller and NBP (with a copy to the Partnership Policy Committee of the Partnership) with its opinion to the effect that, as of the date hereof and based upon and subject to the matters set forth therein, the net consideration involved in this Agreement and the Asset Transfer Transactions is fair to Seller from a financial point of view.

     5.2 Representations and Warranties Regarding the Partnership. Seller hereby represents and warrants to Buyer that:

     (a) Existence of the Partnership. The Partnership is a general partnership validly existing under the laws of the State of Texas. The Partnership has all requisite power and authority and all material governmental Consents necessary to own its properties and assets and to conduct its business as now conducted. The Partnership is duly qualified to do business as a foreign entity in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except for failures to be so qualified as would not reasonably be expected to have a Material Adverse Effect.

     (b) No Conflict or Violation. The execution, delivery and performance by Seller of this Agreement does not and will not:

          (i) violate, conflict with or result in any breach of any provision of the Partnership Agreement (as in effect on the date hereof); or

          (ii) assuming all the required filings have been made under the HSR Act and the waiting period under the HSR Act has expired, and all other Seller's Required Consents and Buyer's Required Consents have been obtained, violate any Law, order, writ, judgment, injunction, award or decree of any Governmental Authority applicable to the Partnership in a manner that would have a Material Adverse Effect.

     (c) Compliance with Laws. Except as set forth on Schedule 5.2(c), (i) the Partnership is, and at all times since January 1, 2004 has been, in material compliance with all applicable Laws, and (ii) since January 1, 2005, the Partnership has not received any written notice from any Governmental Authority regarding any actual or possible material violation of or material failure to comply with any applicable Law. Other than the Consents held by the Partnership, no other Consents are required by the Partnership for the conduct of its business as now being conducted, except for those Consents that, if not possessed or obtained, would not have a Material Adverse Effect.

     (d) Financial Statements. The audited financial statements of the Partnership (including any related notes thereto) included in the Partnership's annual reports on Form 10-K (as the same may have been amended) filed with the SEC for the years ended December 31, 2003 and 2004, and the unaudited financial statements of the Partnership included in the Partnership's quarterly report on Form 10-Q filed with the SEC for the quarter ended on the Balance Sheet Date (the "2005 FINANCIAL STATEMENTS") fairly present in all material respects the financial position of the Partnership as of the dates thereof and the results of its operations, changes in partners' equity and cash flows for the respective periods set forth therein, in each case, in accordance with GAAP applied on a basis consistent with prior periods (except, in the case of 2005 Financial Statements (i) as permitted by Form 10-Q of the SEC, (ii) as may be indicated in footnotes thereto or in the Partnership's periodic reports filed with the SEC and (iii) that they are subject to normal and recurring year-end adjustments that have not been and are not likely to be material in amount, and the absence of notes that, if presented, would not differ materially from the notes included in the immediately preceding year-end financial statements). The Partnership makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the

Partnership's financial statements and to maintain accountability for the assets of the Partnership and (iii) access to the assets of the Partnership is permitted only in accordance with management's authorization.

     (e) Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.2(e), the Partnership does not have any Liability, whether known or unknown, accrued, absolute, contingent or otherwise, or whether due or to become due, other than (i) Liabilities set forth or adequately provided for in the Partnership's unaudited balance sheet (and the footnotes thereto) as of the Balance Sheet Date; (ii) liens for current Taxes not yet due and payable and assessments not in default; (iii) working capital borrowings incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; (iv) performance obligations under transportation service agreements entered into in the ordinary course of the Partnership's business and as to which the Partnership is not in default; (v) performance obligations under contracts (other than transportation service agreements) entered into in the ordinary course of the Partnership's business, in each case, with aggregate payment obligations by the Partnership over the remaining term of the contract of less than $5,000,000, and as to which the Partnership is not in default; (vi) Liabilities for costs and expenses which are reasonably identified and of a category specifically set forth in the Partnership's 2005 and 2006 budgets (and the detail related thereto) as previously furnished to the Buyer; and (vii) any Liability that is less than $100,000.

     (f) Property and Operations. To the Knowledge of Seller and except as set forth on Schedule 5.2(f), the Partnership's assets and properties (whether real, personal, tangible or intangible), whether owned, leased or licensed by the Partnership, constitute all of the assets required for the Partnership to conduct its business as presently conducted, are structurally sound and in good operating condition and repair in each case having regard to their use and age, and are suitable for the uses to which they are being put (including for greater certainty the transportation of gas in accordance with its design specifications). To the Knowledge of Seller, all improvements to the real property owned, leased or used by the Partnership do not encroach in any respect on property of others (other than encroachments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

     (g) No Litigation. Except as set forth on Schedule 5.2(g), there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against or involving the Partnership, which, in the case of threatened Legal Proceedings, individually or in the aggregate, if adversely determined, would have a Material Adverse Effect.

     (h) Employee Benefit Matters. The Partnership does not have any employees. The Partnership is not a party to, or bound by, any collective bargaining agreement or contract with a labor union, and there are no unfair labor practice or labor arbitration proceedings pending or, threatened in writing against the Partnership.

     (i) Intercompany Matters. Except for (i) the Transaction Documents, (ii) Liabilities, agreements or requirements provided by the TRPA, (iii) any intercompany matters between the Partnership on the one hand and Seller on the other that relate solely to Seller being a general partner in the Partnership, and (iv) as described in Schedule 5.2(i), there are no intercompany contracts or other arrangements between the Partnership on the one hand and Seller and its Affiliates (other than the Partnership) on the other, including any (1) outstanding loans made to the Partnership by Seller or its Affiliates (each a "RELATED PARTY"); provided that services provided by a Related Party to the Partnership on open account shall not constitute a loan, (2) outstanding loans made by the Partnership to a Related Party; provided that services provided by the Partnership to a Related Party on open account shall not constitute a loan, (3) outstanding receivables of the Partnership that are receivable by the Partnership from a Related Party, (4) outstanding payables of the Partnership that are payable to a Related Party, (5) services provided by any Related Party for or on behalf of the Partnership (including all costs and expenses charged to or on behalf of the Partnership in respect thereof) under arrangements existing after the Closing, (6) services provided by the Partnership for any Related Party (including all costs and expenses charged by the Partnership in respect thereof) under arrangements existing after the Closing and (7) any other outstanding Liability or written agreement between the Partnership on the one hand and any Related Party on the other hand. Buyer acknowledges that in the ordinary course of business Seller performs services for one or more Related Parties, and one or more Related Parties performs services for the Partnership, in each case pursuant to agreements listed on
Schedule 5.2(i) or interruptible transportation agreements that may be entered into after the date hereof, and any receivables that become due to the Partnership from any Related Party, or payables that become payable by the Partnership to any Related Party, in the ordinary course of business consistent with past practice after the date of this Agreement and prior to Closing, pursuant to any such agreements, do not constitute a breach or violation of this
Section 5.2(i).

     (j) Tax Matters. The Partnership has duly and timely filed (or joined in the filing of) when due all material Tax Returns required by applicable law to be filed by it; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all Taxes relating to periods ending on or before the date hereof owed by the Partnership (whether or not shown on any Tax Return) at any time on or prior to the date hereof, if required to have been paid, have been paid or accrued in the accounting books of the Partnership (except for Taxes which are being contested in good faith in appropriate proceedings); (iv) there is no action, suit, proceeding, audit or claim now pending against, or with respect to, the Partnership in respect of any Tax or Tax assessment, nor has any written claim for additional Tax or assessment been asserted by any Tax authority for which an adverse determination would result in a Material Adverse Effect; (v) there is no power of attorney given by or binding upon the Partnership with respect to Taxes for any period for which the statute of limitations (including waivers or extensions) has not yet expired; (vi) the Partnership does not have any outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns (except for extensions of time not greater than six months to file its Tax Returns, which extensions have been obtained in good faith in appropriate routine proceedings); (vii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Partnership; (viii) the Seller is not a "foreign person" within the meaning of
Section 1445 of the Code; (ix) the Partnership is not a party to any agreement providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (x) the Partnership has withheld and paid all Taxes required to be withheld by it in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; and (xi) the Partnership has in effect a valid election under Section 754 of the Code for federal income tax purposes and a comparable election in effect for all pertinent state income tax purposes, and no such election has been revoked.

                                   Article VI
                             Buyer's Representations

     Buyer hereby represents and warrants to Seller that:

     6.1 Organization and Existence. Buyer is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to own its properties and assets and to conduct its business as now conducted, except where the failure to have such power or authority would not reasonably be expected to impair its ability to consummate the transactions contemplated by this Agreement. Buyer is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the character of the properties owned or leased by Buyer or the nature of the business conducted by Buyer makes such qualifications necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to impair its ability to consummate the transactions contemplated by this Agreement.

     6.2 Validity of Agreement; Authorization. Buyer has the requisite partnership power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Buyer's obligations hereunder have been duly authorized by all necessary partnership action on the part of Buyer. This Agreement constitutes Buyer's valid and binding obligation enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by
(i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application from time to time in effect that affect creditors' rights generally, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

     6.3 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement does not and will not:

     (a) violate, conflict with or result in any breach of any provision of the certificate of limited partnership or limited partnership agreement of Buyer or Buyer Parent (each as in effect on the date hereof);

     (b) assuming that Buyer's Required Consents have been obtained, violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or permit termination of or cause any obligation, penalty or premium to arise or accrue under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject; or

     (c) assuming all the required filings have been made under the HSR Act and the waiting period under the HSR Act has expired, and any other Buyer's Required Consents have been obtained, violate any Law, order, writ, judgment, injunction, award or decree of any Governmental Authority applicable to Buyer or Buyer Parent in a manner that would have a material adverse effect on Buyer's ability to consummate the transactions described herein.

     6.4 Consents and Approvals. Except for Buyer's Required Consents, no Consent is required as a condition to the execution and delivery of this Agreement by Buyer or the performance of Buyer's obligations hereunder other than those Consents that, if not obtained, would not have a material adverse effect on Buyer's ability to consummate the transactions described herein. No approval of Buyer Parent's unit holders is required for the performance of Buyer's obligations hereunder or the performance by Buyer Parent or any of its Affiliates of their obligations under the NBP GP Interest Transaction and the Transaction Documents.

     6.5 No Brokers. None of the Buyer or its Affiliates has entered into any arrangement to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents for which Seller or the Partnership could become liable or obligated.

     6.6 Acquisition as Investment. Buyer (a) is acquiring the Assigned Interest for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Assigned Interest to any other Person, (b) is familiar with, and has sufficient knowledge and experience to evaluate, the Partnership, the business of the Partnership, and the technical, commercial, financial and other risks associated with acquiring the Assigned Interest, (c) is financially capable of owning the Assigned Interest, and (d) has experience in developing, constructing, operating, or arranging for the operation of, and financing of, natural gas pipelines.

                                  Article VII
                            Covenants and Agreements

     7.1 Regulatory and Other Approvals.

     (a) Seller will use commercially reasonable efforts to (i) obtain, as promptly as possible, all Seller's Required Consents, (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or such other Persons may reasonably request in connection therewith, and (iii) provide reasonable cooperation to Buyer in obtaining Buyer's Required Consents. In furtherance of the foregoing covenant, Seller shall prepare and submit as soon as practicable following the execution by Seller and Buyer of this Agreement, all necessary filings for Seller in connection with the transactions contemplated by this Agreement that may be required under the HSR Act and the rules and regulations promulgated thereunder. Seller shall request expedited treatment of such filings, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall cooperate with Buyer in the preparation of such filings as is reasonably necessary and appropriate.

     (b) Buyer will use commercially reasonable efforts to (i) obtain, as promptly as possible, all Buyer's Required Consents, (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or such other Persons may reasonably request in connection therewith, and (iii) provide reasonable cooperation to Seller in obtaining Seller's Required Consents. In furtherance of the foregoing covenant, Buyer shall prepare and submit as soon as practicable following the execution by Seller and Buyer of this Agreement, all necessary filings for Buyer in connection with the transactions contemplated by this Agreement that may be required under the HSR Act and the rules and regulations promulgated thereunder. Buyer shall request expedited treatment of such filings, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall cooperate with Seller in the preparation of such filings as is reasonably necessary and appropriate.

     (c) Buyer shall pay the filing fee required to be paid under the HSR Act.

     (d) Each Party will provide prompt notification to the other when any such consent, approval, action, filing or notice referred to in Section 7.1(a)(i) or 7.1(b)(i), respectively, is obtained, taken, made or given, as applicable, and will advise such other Party of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

     7.2 Consent to Transfer of Assigned Interest. Effective as of the Effective Time, each of the Parties hereby consents to the transfer of the Assigned Interest by Seller to Buyer and agrees that such transfer shall be permitted notwithstanding any of the terms of Section 10 of the Partnership Agreement or any other terms thereof that might prohibit such transfer, any rights of the Parties thereunder with respect to such transfer being hereby waived.

     7.3 Additional Agreements. The Parties shall, and to the extent such agreements have been delegated to an Affiliate, shall cause their Affiliates to, negotiate in good faith and use commercially reasonable efforts to enter into the Amended and Restated Partnership Agreement, the Operating Agreement and the Transition Agreement.

     7.4 Other Actions. Each of Buyer and Seller, on its own behalf and on behalf of the Partnership, shall use its commercially reasonable efforts to consummate the transactions contemplated herein and to make such transactions effective as promptly as practicable, including, without limitation, (i) defending lawsuits or other proceedings challenging this Agreement or the consummation of any part of the transactions contemplated herein, (ii) using commercially reasonable efforts to lift any injunction or order adversely affecting this Agreement or the consummation of the transactions contemplated herein, or (iii) using commercially reasonable efforts to take any other action as may be required in connection with the consummation of the transactions to give effect to the transactions contemplated herein.

     7.5 Operation of the Partnership. Except for matters relating to the consummation of this transaction, including those actions set forth in this
Article VII, or with Buyer's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the Closing, Seller and Buyer shall cause the Partnership to operate in the ordinary course of business consistent with past practice and as required by the Partnership Agreement.

                                  Article VIII
                                 Indemnification

     8.1 Indemnification--General.

     (a) By Seller. Subject to Sections 8.2 and 8.6 below, Seller shall indemnify and hold harmless Buyer and its officers, directors, employees, agents and Affiliates (collectively, the "BUYER INDEMNIFIED PARTIES") for any losses, damages, liabilities, claims, demands, judgments, settlements, costs or expenses (including reasonable fees and expenses of attorneys and accountants, but net of any insurance proceeds) ("LOSSES") incurred by any Buyer Indemnified Party relating to, resulting from or arising out of, or any allegation of (i) any breach of any representation or warranty of Seller set forth in Article V of this Agreement or (ii) any breach or non-fulfillment of any covenant, agreement or other obligation of Seller set forth in this Agreement. Seller's representations and warranties as set forth in
Article V of this Agreement shall survive until the earlier of (x) April 1, 2008, or (y) one (1) year following the date TransCan Northwest Border Ltd. or an Affiliate, or permitted successors or assigns assumes responsibility as the operator of the Partnership under the Operating Agreement; provided, however, that the representations and warranties of Seller set forth in Section 5.1(b),
Section 5.1(c), Section 5.1(d)(i) and Section 5.1(f) of this Agreement ("SELLER'S IDENTIFIED REPRESENTATIONS AND WARRANTIES") shall survive indefinitely, and the representations and warranties set forth in Section 5.2(j) shall survive for a period equal to the applicable statute of limitations for each type of Tax and Tax year (including any extensions thereof).

     (b) By Buyer. Subject to Section 8.2 below, Buyer shall indemnify and hold harmless Seller and its officers, directors, employees, agents and Affiliates (collectively, the "SELLER INDEMNIFIED PARTIES") for any Losses incurred by any Seller Indemnified Party relating to, resulting from or arising out of, or any allegation of (i) any breach of any representation or warranty of Buyer set forth in Article VI of this Agreement, or (ii) any breach or non-fulfillment of any covenant, agreement or other obligation of Buyer set forth in this Agreement. Buyer's representations and warranties as set forth in Article VI of this Agreement shall survive until the earlier of (x) April 1, 2008, or (y) one
(1) year following the date TransCan Northwest Border Ltd. or an Affiliate or permitted successors or assigns assumes responsibility as the operator of the Partnership under the Operating Agreement; provided, however, that the representations and warranties of Buyer set forth in Section 6.2, Section 6.3(a) and Section 6.5 of this Agreement ("BUYER'S IDENTIFIED REPRESENTATIONS AND WARRANTIES") shall survive indefinitely.

     8.2 Limitations on Indemnity. Notwithstanding anything to the contrary in this Agreement:

     (a) Threshold. Subject to Section 8.2(b) below, Seller shall have no liability for inaccuracies in or breaches of, its representations and warranties in this Agreement, other than Losses arising out of or in connection with any inaccuracy in or breach of any of Seller's Identified Representations and Warranties, until the aggregate amount of all Losses attributable thereto exceeds the Threshold Amount, in which event Seller shall be liable for the full amount of all Losses without deduction. Subject to Section 8.2(b) below, Buyer shall have no liability for inaccuracies in or breaches of its representations and warranties in this Agreement, other than Losses arising out of or in connection with any inaccuracy in or breach of any of Buyer's Identified Representations and Warranties, until the aggregate amount of all Losses attributable thereto exceeds the Threshold Amount, in which event Buyer shall be liable for the full amount of all Losses without deduction.

     (b) Cap. In the absence of fraud or willful misconduct (i) in no event shall Seller be obligated to pay to Buyer or otherwise expend, in the aggregate,
(A) in excess of the Cap Amount for breaches of its representations and warranties set forth in this Agreement, other than Losses arising out of or in connection with any inaccuracy in or breach of any of Seller's Identified Representations and Warranties, and (B) in excess of the Purchase Price, in the aggregate, for breaches of Seller's Identified Representations and Warranties, and (ii) in no event shall Buyer be obligated to pay to Seller or otherwise expend, in the aggregate, (A) in excess of the Cap Amount for breaches of its representations and warranties set forth in this Agreement, other than Losses arising out of or in connection with any inaccuracy in or breach of Buyer's

Identified Representations and Warranties, and (B) in excess of the Purchase Price, in the aggregate, for breaches of Buyer's Identified Representations and Warranties.

     (c) Notice. If any Party incurs a Loss which such Party asserts is subject to indemnification pursuant to this Agreement, including any Loss that shall be applied to the Threshold Amount, such Party shall, within 30 days following the end of the calendar quarter (the first such calendar quarter to include the Closing Date) in which such Party obtains actual (but not constructive) knowledge of such Loss, provide to the other Party notice in reasonable detail of such Loss, provided, that such Party's failure to so assert such Loss shall not constitute a waiver of its rights hereunder, except to the extent the other Party's rights are materially prejudiced by such delay.

     8.3 Third-Party Claims. If any Person entitled to indemnification under this Agreement (an "INDEMNITEE") receives notice of the commencement of any judicial, administrative, arbitration, or investigatory proceeding or other proceeding, claim or controversy (collectively, a "PROCEEDING") by any Person who is not a party to this Agreement (a "THIRD PARTY CLAIM") against such Indemnitee for which a party is obligated to provide indemnification under this Agreement (an "INDEMNITOR"), the Indemnitee will give such Indemnitor prompt written notice thereof (the "THIRD PARTY CLAIM NOTICE"), but the failure to so notify Indemnitor shall not relieve Indemnitor of its indemnity obligations with respect to such Third Party Claim unless the Indemnitor establishes that the defense of such Third Party Claim is actually prejudiced by the Indemnitee's failure to give such notice, in which case such claim shall be barred. The Third Party Claim Notice will describe the Third Party Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnitee. Except as otherwise set forth in this Section 8.3, the Indemnitor will have the right to assume the defense of any Third Party Claim at the Indemnitor's own expense and with counsel selected by the Indemnitor (which counsel shall be reasonably satisfactory to the Indemnitee) by giving to the Indemnitee notice (the "ASSUMPTION NOTICE") no later than thirty (30) calendar days after receipt of the Third Party Claim Notice. The Indemnitor shall not be entitled to assume the defense of, and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any Third Party Claim (with counsel reasonably satisfactory to Indemnitor) to the extent that such claim seeks an order, injunction or other equitable relief against the Indemnitee which, if successful, would be reasonably likely to materially interfere with the business, operations, assets, or financial condition of the Indemnitee. In the event the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee will cooperate in good faith with the Indemnitor in such defense and will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing and at its own expense. Notwithstanding the foregoing, if the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnitor and the Indemnitee or if the Indemnitor proposes that the same counsel represent both the Indemnitee and the Indemnitor and the Indemnitee in good faith determines that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnitor. If the Indemnitee does not receive the Assumption Notice within the thirty (30) calendar day period set forth above or if the Indemnitor is not entitled to assume the defense of the Third Party Claim, the Indemnitee shall have sole control over the defense and settlement of the Third Party Claim, and the Indemnitor will be liable as provided in Section 8.1 for all Losses paid or incurred in connection therewith. If the Indemnitor assumes the defense of the Third

Party Claim, the Indemnitor shall not compromise or settle such claim without the Indemnitee's consent unless (i) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor and (iii) the settlement includes as an unconditional term a complete release of each Indemnitee from all liability in respect of such claim. Each Indemnitor who assumes the defense of a Third Party Claim shall use reasonable efforts to diligently defend such claim.

     8.4 Procedure for Indemnification--Direct Claims. Any claim by an Indemnitee for indemnification under this Agreement other than indemnification against a Third Party Claim (a "DIRECT CLAIM") will be asserted by the Indemnitee giving written notice thereof to the Indemnitor, and the Indemnitor will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnitor does not respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Agreement.

     8.5 Exclusive Remedy. Except with respect to fraud or for breaches of
Section 12.2 for which injunctive relief shall be required, the Parties agree that after the Closing their sole and exclusive recourse against each other for any Loss relating to breaches of or inaccuracies in the representations and warranties of the Parties in this Agreement and certificates delivered by the Parties hereunder shall be expressly limited by the provisions of this Article VIII.

     8.6 Further Indemnity Limitations. Notwithstanding anything in this Agreement or the other Transaction Documents to the contrary:

     (a) In the event of any claim regarding a breach of Seller's representations and warranties contained in Section 5.2, the Parties agree that to the extent that any Loss is paid, assumed or otherwise incurred by the Partnership, Seller's liability to Buyer under Section 8.1(a) shall be equal twenty percent (20%) of such Loss.

     (b) The amount of any indemnifiable Loss shall be reduced (i) to take into account any net Tax benefit arising from the recognition of the Loss and (ii) to take into account any payment actually received by an Indemnitee with respect to such Loss. The amount of any indemnifiable Loss shall be increased to take into account any net Tax cost incurred or to be incurred by an Indemnitee as a result of the receipt or accrual of any payment due hereunder with respect to such Loss.

     (c) Anything contained in this Agreement to the contrary notwithstanding, Seller shall not be liable for any Losses pursuant to Section 8.1(a)(i) in respect of any breach of any representation or warranty set forth in Section 5.2, to the extent that Buyer had Knowledge of the breach of the representation and warranty, or the facts and circumstances underlying such breach, as of the date of this Agreement or as of the Closing Date.

     (d) Anything in this Agreement to the contrary notwithstanding, under no circumstances shall Seller be obligated to indemnify or make any contribution more than once for the same Loss, whether directly or pursuant to its indemnification, contribution or similar obligations pursuant to the TRPA, the Partnership Agreement or the Amended and Restated Partnership Agreement.

     8.7 No Other Representations; Disclaimers.

     (A) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT AND AGREEMENT OF EACH PARTY HERETO THAT SELLER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSIGNED INTEREST, THE PARTNERSHIP, ITS ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN
ARTICLE V HEREOF. IN PARTICULAR, SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE PARTNERSHIP.

     (B) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE ASSIGNED INTEREST IS BEING TRANSFERRED "AS IS, WHERE IS, WITH ALL FAULTS" AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PARTNERSHIP, ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PARTNERSHIP OR ITS ASSETS.

     8.8 Waiver of Certain Damages. IN NO EVENT WILL ANY PARTY OR ITS PARTNERS, POLICY COMMITTEE AND AUDIT COMMITTEE MEMBERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES BE LIABLE TO ANY OTHER PARTY OR ITS PARTNERS, POLICY COMMITTEE AND AUDIT COMMITTEE MEMBERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES UNDER THIS AGREEMENT AT ANY TIME FOR PUNITIVE, CONSEQUENTIAL, SPECIAL, OR INDIRECT LOSSES OR DAMAGES, INCLUDING LOSS OF PROFIT, LOSS OF REVENUE OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT FOR PURPOSES OF THIS SENTENCE ANY DAMAGES AWARDED TO A THIRD PARTY SHALL BE DEEMED TO BE ACTUAL DAMAGES EVEN IF CONSTITUTING ANY OF THE FOREGOING. EACH PARTY HEREBY EXPRESSLY RELEASES THE OTHER PARTIES AND THEIR RESPECTIVE REPRESENTATIVES FROM ALL SUCH DAMAGES.

                                   Article IX
                              Conditions of Closing

     9.1 Conditions Precedent to Obligations of Each Party. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver by the applicable Party, on or prior to the Closing Date, of each of the following conditions:

     (a) Legal Proceedings. No order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an order be threatened or pending, nor shall there be any action taken, or any applicable Law or order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement, that makes the consummation of the transactions contemplated hereby illegal.

     (b) Other Transactions. The closing or consummation of the NBP GP Interest Transaction and the Asset Transfer Transactions.

     9.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller on or prior to the Closing of each of the following conditions:

     (a) Representations and Warranties True. All the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made again on and as of such date, provided, however, that
(i) to the extent that any such representation or warranty is qualified by a reference to materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects and (ii) any such representation or warranty that is made as of a specific date need only be true and correct in all respects or true and correct in all material respects, as the case may be, as of such specified date.

     (b) Covenants and Agreements Performed. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

     (c) Delivery of Documents. Each of the documents required to be executed and/or delivered by Buyer to Seller hereunder shall have been executed and/or delivered to Seller.

     (d) Buyer's Required Consents. Buyer shall have fully complied with the requirements of all of Buyer's Required Consents, and any consent or authorization pursuant thereto shall have been obtained by Buyer and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and shall have occurred.

     (e) Transaction Documents. Seller shall have received original counterparts of the Transaction Documents duly executed on its behalf by an authorized officer of the general partner of Buyer or by an authorized officer of Buyer's Affiliate party thereto, or by the duly appointed representative of the Buyer on the management committee of the Partnership.

     9.3 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Buyer on or prior to the Closing of each of the following conditions:

     (a) Representations and Warranties True. All the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made again on and as of such date; provided, however, that (i) to the extent that any such representation or warranty is qualified by a reference to materiality or a Material Adverse Effect, such representation and warranty shall be true and correct in all respects and (ii) any such representation or warranty that is made as of a specific date need only be true and correct in all respects or true and correct in all material respects as the case may be, as of such specified date.

     (b) Covenants and Agreements Performed. Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

     (c) Delivery of Documents. Each of the documents required to be executed and/or delivered by Seller to Buyer hereunder shall have been executed and/or delivered to Buyer.

     (d) No Material Adverse Effect. No event, individually or in the aggregate, resulting in a Material Adverse Effect shall have occurred.

     (e) Seller's Required Consents. Seller shall have fully complied with the requirements of all of Seller's Required Consents, and any consent or authorization pursuant thereto shall have been obtained by Seller and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

     (f) Transaction Documents. Buyer shall have received original counterparts of the Transaction Documents duly executed on its behalf by an authorized officer of Seller or by an authorized officer of Seller's Affiliate party thereto, or by the duly appointed representative of Seller on the management committee of the Partnership.

     (g) FIRPTA Certificate. Seller shall have provided Buyer with a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter substantially in the form attached as Exhibit F hereto.

                                    Article X
                                   Termination

     10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Closing as follows:

     (a) automatically in the event that (i) the agreements with respect to the Asset Transfer Transactions are terminated, or (ii) the agreement with respect to the NBP GP Interest Transaction is terminated for any reason other than the breach by Buyer or its Affiliates;

     (b) by mutual written consent of Seller and Buyer;

     (c) by either Seller or Buyer, if any Governmental Authority with jurisdiction over such matters shall have issued an order permanently restraining, enjoining, or otherwise prohibiting the sale of the Assigned Interest hereunder;

     (d) by Seller, if (i) Buyer fails to comply with any of its covenants or agreements contained herein, or breaches its representations and warranties contained herein, and, if curable, does not cure such failure to comply or breach within 30 days after receipt by Buyer from Seller of written notice of such failure to comply or breach, and (ii) such failure to comply or breach would result in a failure to satisfy the conditions to Closing set forth in
Section 9.2(a) or (b);

     (e) by Buyer, if (i) Seller fails to comply with any of its covenants or agreements contained herein, or breaches its representations and warranties contained herein, and, if curable, does not cure such failure to comply or breach within 30 days after receipt by Seller from Buyer of written notice of such failure to comply or breach, and (ii) such failure to comply or breach would result in the failure to satisfy the conditions to Closing set forth in Section 9.3(a) or (b); or

     (f) by either Seller or Buyer, upon written notice to the other, if the Closing shall not have occurred by 11:59 p.m. Central Time on June 30, 2006; provided, however, that upon the occurrence of a request for additional information from a Governmental Authority pursuant to the HSR Act, such date shall be extended to September 30, 2006;

provided, further, that the right to terminate this Agreement under this Section
10.1 shall not be available to a Party if it was the failure of such Party (or as applicable, such Party's Affiliate) to fulfill any obligation under this Agreement or any of the other Transaction Documents, the NBP GP Interest Transaction or any agreement with respect to the Asset Transfer Transactions that was the cause of, or that resulted in the event or situation which gave rise to, the right to terminate.

     10.2 Effect of Termination. If either Party terminates this Agreement under
Section 10.1(c), (d), (e) or (f), then such Party shall promptly give written notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no further force or effect, except that the agreements contained in this Article X and in
Article XI shall survive the termination hereof. Nothing contained in this
Section 10.2 shall relieve either Party from Liability for damages actually incurred as a result of any breach of this Agreement.

                                   Article XI
                        Provisions of General Application

     11.1 Expenses. Regardless of whether the transactions contemplated hereby are consummated, each Party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect, including the negotiation of the Operating Agreement and Transition Agreement; provided, however, that Buyer shall pay and be solely responsible for the payment of the fee required to be paid pursuant to the HSR Act and any sales, use, excise, value added, ad valorem, documentary, filing, recording or other transfer tax or fee arising out of the purchase of the Assigned Interest; and provided, further, that each Party or its Affiliates shall pay and be solely responsible for the payment of any fees of any accounting firm engaged by such Party or its Affiliates to provide services to such Party or its Affiliates in connection with the transfer of the Assigned Interest. For greater certainty, the Parties agree that each of NBP and Buyer Parent shall continue to pay the fees of PricewaterhouseCoopers for the preparation of its respective K-1.

     11.2 Dispute Resolution.

     (a) In the event of a Dispute among the Parties, the Parties will endeavor to reach a satisfactory solution by referring the Dispute to senior management of each of the Disputing Parties. The senior management of the Disputing Parties will meet, and negotiate in good faith with a view to reaching a satisfactory solution of the Dispute as soon as possible, but not more than seven (7) days' following delivery of written notice of any Dispute unless specifically agreed otherwise.

     (b) Should senior management of the Disputing Parties be unable to resolve the Dispute within twenty-one (21) days following delivery of written notice of any Dispute, any Disputing Party may avail itself of any other remedy or remedies available to it at Law or in equity.

     11.3 Publicity. Neither Party shall, nor shall it permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event any such press release or announcement is required by any law or stock exchange rule to be made by the Party proposing to issue the same, such Party shall use its reasonable best efforts to consult in good faith with the other Party prior to the issuance of any such press release or announcement.

     11.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile or attached in "portable document format" to an electronic mail (with evidence of confirmation of receipt) to the Parties at the following addresses:

     If to Seller, addressed to:

     Northern Border Intermediate Limited Partnership
     13710 FNB Parkway
     Omaha, Nebraska 68154-5200
     Attention: William Cordes
     Fax: (402) 492-7482;

     with a copy (which shall not constitute notice) to:

     Andrews Kurth LLP
     600 Travis, Suite 4200
     Houston, Texas 77002
     Attention: G. Michael O'Leary, Esq.
     Fax: (713) 238-7130.

     If to Buyer, addressed to:

     TC PipeLines Intermediate Limited Partnership
     TC PipeLines GP, Inc., its general partner
     c/o TransCanada Pipelines Limited
     TransCanada Tower
     450-1st Street SW
     Calgary, Alberta, Canada T2P 5H1
     Attention: Secretary
     Fax: (403) 920-2460;

     With a copy (which shall not constitute notice) to:

     Orrick, Herrington & Sutcliffe LLP
     The Orrick Building
     405 Howard Street
     San Francisco, California 94105
     Attention: Alan Talkington, Esq.
     Fax: (415) 773-5759.

     Any address or name specified above may be changed by a notice given by the addressee to the other parties in accordance with this Section 12.2. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or upon receipt as set forth on the return receipt.

     11.5 Governing Law; Venue.

     (a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof, provided, however, that any matters provided herein that are subject to the provisions of the TRPA or the Partnership Agreement, or which relate to the internal affairs of the Partnership, shall be governed by the TRPA and other applicable Texas Law.

     (b) Venue. Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of Delaware and any federal court located in the State of Delaware (or, if no such court will accept jurisdiction, in any court of competent jurisdiction in the United States) with respect to any proceeding relating to this Agreement. Further, each of the Parties hereby irrevocably and unconditionally waives any objection or defense that it may have based on improper venue or forum non conveniens to the conduct of any such proceeding in any such courts. The Parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Each of the Parties (on behalf of itself and its Affiliates) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

     (c) Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.6 Entire Agreement; Amendments and Waivers.

     (a) Integration. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no warranties, representations or other agreements among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

     (b) Amendments and Waiver. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     (c) Audit Committee Approval. At or prior to the Closing, (i) any action, notice, consent, approval or waiver that is required to be taken or given or may be taken or given by Seller pursuant to Sections 9.1 or 9.2 (Conditions to Closing) or Section 10.1 (Termination) and (ii) any amendment of this Agreement (including the schedules and exhibits hereto), the Asset Transfer Transactions or the NBP GP Interest Transaction shall be made, taken or given by Seller or NBP, as the case may be, only with the approval, or at the direction, of the Audit Committee of Seller and NBP.

     11.7 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; but except as otherwise specifically provided in this Agreement, neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Party and in compliance with the Partnership Agreement.

     11.8 Third Parties. Except for the Seller Indemnified Parties and the Buyer Indemnified Parties who shall be express third party beneficiaries solely for the purpose of enforcing their rights under Article VIII hereof, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     11.9 Construction. This Agreement has been negotiated by the parties and shall be interpreted fairly in accordance with its terms and without any construction in favor of or against any Party.

     11.10 Severability. If any one or more of the provisions contained in this Agreement or in any other documents delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document.

     11.11 Signatures and Counterparts. Facsimile or electronic mail transmission in "portable document format" of any signed original document and/or retransmission of any signed facsimile transmission or electronic transmission in "portable document format" shall be the same as delivery of an original. At the request of Buyer or Seller, the Parties will confirm facsimile or such electronic transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     11.12 Successor and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that no Party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Party.

     11.13 Further Assurances. Each party to this Agreement shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

     11.14 Survival of Covenants and Agreements. All covenants and agreements contained in this Agreement shall survive the Closing in accordance with their respective terms.

     11.15 Supplementation of Seller's Disclosure Schedules. Seller shall have the right to supplement Seller's Disclosure Schedules relating to and qualifying the representations and warranties set forth in Article V hereof with respect to any matters discovered or occurring subsequent to the date hereof; provided, however, that (i) all such supplements shall be disregarded for purposes of determining whether the condition to Buyer's obligation to close the transactions contemplated by this Agreement contained in Section 9.3(a) has been satisfied, and (ii) if such supplements result in Buyer's obligation to close the transactions contemplated in this Agreement contained in Section 9.3(a) not being satisfied, but Buyer waives such condition and proceeds to Closing, such supplements shall, to the extent so waived, be deemed to have been included in Seller's representations and warranties for purposes of Seller's indemnification obligations under Article VIII.

                [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date first written above.

                                        NORTHERN BORDER INTERMEDIATE
                                        LIMITED PARTNERSHIP


                                        By:   /s/ William R. Cordes
                                            ------------------------------------
                                        Name:     William R. Cordes
                                              ----------------------------------
                                        Title:    Chief Executive Officer
                                               ---------------------------------


                                        TC PIPELINES INTERMEDIATE LIMITED
                                        PARTNERSHIP

                                        BY: TC PIPELINES GP, INC.,
                                            ITS GENERAL PARTNER


                                        By:   /s/ Ronald J. Turner
                                            ------------------------------------
                                        Name:     Ronald J. Turner
                                              ----------------------------------
                                        Title:    President and Chief Executive
                                                    Officer
                                               ---------------------------------


                                        By:   /s/ Russell K. Girling
                                            ------------------------------------
                                        Name:     Russell K. Girling
                                              ----------------------------------
                                        Title:    Chief Financial Officer
                                               ---------------------------------

                                                                       Exhibit B

                      FORM OF PIPELINE OPERATING AGREEMENT

                                 [SEE ATTACHED.]

                                                                       EXHIBIT B

                        NORTHERN BORDER PIPELINE COMPANY

                               OPERATING AGREEMENT

                             _________________, 2006

                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS....................................................    1
   1.1     DEFINITIONS.....................................................    1

ARTICLE 2 - REPRESENTATIONS AND COVENANTS..................................    3
   2.1     PARTNERSHIP'S REPRESENTATIONS AND COVENANTS.....................    3
   2.2     OPERATOR'S REPRESENTATIONS......................................    3

ARTICLE 3 - OBLIGATIONS OF OPERATOR........................................    4
   3.1     OPERATOR'S RESPONSIBILITIES.....................................    4
   3.2     CONTRACT EXECUTION..............................................    8
   3.3     DAMAGES.........................................................    8
   3.4     BOOKS AND RECORDS...............................................    8
   3.5     OPERATOR'S INDEMNITY............................................    9
   3.6     PARTNERSHIP'S INDEMNITY.........................................    9
   3.7     INSURANCE.......................................................   10

ARTICLE 4 - EMPLOYEES, CONTRACTORS, SUBCONTRACTORS AND CONSULTANTS.........   11
   4.1     OPERATOR'S EMPLOYEES............................................   11
   4.2     STANDARDS FOR EMPLOYEES.........................................   11
   4.3     NON-DISCRIMINATION..............................................   11
   4.4     CONTRACTORS, CONSULTANTS AND SUBCONTRACTORS.....................   12

ARTICLE 5 - FINANCIAL, ACCOUNTING, BILLING AND TAX PRACTICES...............   12
   5.1     ACCOUNTING AND COMPENSATION.....................................   12
   5.2     BUDGETS.........................................................   13
   5.3     DISPUTED CHARGES................................................   13
   5.4     AUDIT...........................................................   14
   5.5     CONSISTENT WITH GENERAL PARTNERSHIP AGREEMENT...................   15

ARTICLE 6 - INDEPENDENT CONTRACTOR.........................................   15
   6.1     INDEPENDENT CONTRACTOR..........................................   15

ARTICLE 7 - INTELLECTUAL PROPERTY..........................................   15
   7.1     INVENTIONS AND COPYRIGHTS.......................................   15
   7.2     CONFIDENTIALITY.................................................   16

ARTICLE 8 - TERM...........................................................   16
   8.1     TERM............................................................   16
   8.2     UPON TERMINATION................................................   16

ARTICLE 9 - ARBITRATION....................................................   17
   9.1     ARBITRATION.....................................................   17

ARTICLE 10 - FORCE MAJEURE.................................................   18
   10.1    EFFECT OF FORCE MAJEURE.........................................   18
   10.2    NATURE OF FORCE MAJEURE.........................................   18
   10.3    NON-FORCE MAJEURE SITUATIONS....................................   19
   10.4    RESUMPTION OF NORMAL PERFORMANCE................................   19
   10.5    STRIKES AND LOCKOUTS............................................   20

ARTICLE 11 - MISCELLANEOUS.................................................   20
   11.1    AMENDMENT.......................................................   20
   11.2    WAIVERS.........................................................   20
   11.3    SEVERABILITY....................................................   20
   11.4    GOVERNMENTAL BODIES.............................................   20
   11.5    ENTIRETY........................................................   21
   11.6    RECITALS........................................................   21
   11.7    REMEDIES CUMULATIVE.............................................   21
   11.8    CONFLICTS.......................................................   21
   11.9    LAW OF THE CONTRACT.............................................   21
   11.9    OPERATOR'S OFFICE...............................................   22
   11.11   ATTORNEYS' FEES.................................................   22
   11.12   COUNTERPART EXECUTION...........................................   22

ARTICLE 12 - NOTICES.......................................................   22
   12.1    NOTICES.........................................................   22

ARTICLE 13 - ASSIGNMENT....................................................   23
   13.1    ASSIGNABILITY...................................................   23
   13.2    SUCCESSORS AND ASSIGNS..........................................   23
   13.3    EFFECTIVE DATE..................................................   23

EXHIBIT A - ACCOUNTING PROCEDURE...........................................    1

                               OPERATING AGREEMENT

     THIS AGREEMENT dated this ____ day of ______, 2006, by and between Northern Border Pipeline Company, a general partnership ("Partnership"), and TransCanada _________________, a Delaware Corporation ("Operator").

                                    RECITALS

     WHEREAS Partnership was formed pursuant to an agreement effective as of March 9, 1978, as amended, supplemented or amended and restated on or before [NTD: TRANSACTION CLOSING DATE] (the "General Partnership Agreement"), as successor to all rights, title and interests of Northern Border Pipeline Company as the Person designated by the Presidential Report and related regulatory proceedings and orders to construct and operate a natural Gas pipeline system in the contiguous States pursuant to Section 7(a)(4)(B) of the Alaska Natural Gas Transportation Act of 1976; and

     WHEREAS Partnership desires to engage Operator to Operate the Line (as defined herein) in accordance with the terms and conditions set forth in this Agreement; and

     WHEREAS Operator is willing and able to Operate the Line in accordance with the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the representations, covenants and premises hereinafter set forth the parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

1.1  Definitions

     As used in this Agreement, the definitions used in the General Partnership Agreement shall, except as specifically provided herein, have the same meanings in this Agreement. The following words and terms shall have the meanings set forth herein:

     (a) The word "Affiliate" means any Person which, directly or indirectly through one or more Persons, controls or is controlled by or is under common control with another Person. For greater clarity, TC PipeLines, LP is an Affiliate of Operator.

     (b) The word "day" shall mean a period of twenty-four (24) consecutive hours commencing at 8:00 a.m. Central Time, except that appropriate adjustments shall be made during the days when a time change is made from Standard Time to Daylight Savings Time and vice versa.

     (c) The word "month" shall mean a period of time beginning on the first day of a calendar month and ending at the same time on the first day of the next succeeding calendar month.

     (d) The term "calendar year" shall mean each twelve (12) month period beginning on the first day of a calendar year and ending on the first day of the next calendar year, provided that the first year hereunder shall begin on April 1, 2007, and shall end on December 31 next following and further provided that the last calendar year shall end at the end of the term provided in Section 8.1, unless extended by mutual agreement between Partnership and Operator. The term "year" shall mean a period of 365 days, or 366 days if such period includes February 29 of a leap year.

     (e) The term "Accounting Procedure" shall mean the accounting procedure set forth in Exhibit "A" hereto.

     (f) The term "party" shall mean Partnership or Operator and "parties" shall mean both Partnership and Operator.

     (g) The term "Partnership" shall mean Northern Border Pipeline Company and any successor entities thereto.

     (h) The term "Line" shall mean the interstate Gas pipeline and related facilities owned by the Partnership, extending from the United States-

          Canada border near Port of Morgan, Montana to its terminus near North Hayden, Indiana, and any extensions, expansions, additions, improvements or replacements thereof.

     (i) The term "Operation of the Line" or "Operate the Line" shall refer to the obligations or the performance by Operator of the obligations related to the Line as set forth in the General Partnership Agreement and this Agreement.

                   ARTICLE 2 - REPRESENTATIONS AND COVENANTS

2.1  Partnership's Representations and Covenants

     (a) Partnership represents that Operator shall have all rights and obligations of Operator as set forth in [Section 8] of the General Partnership Agreement.

     (b) Partnership shall cooperate with Operator, including reimbursing Operator on a timely basis for all reasonable and proper costs and expenses, including overhead, administrative and general expenses incurred by Operator and overhead, administrative and general expenses incurred by Operator's Affiliates in rendering their services in order to facilitate the performance of the obligations set forth in the General Partnership Agreement and herein.

2.2  Operator's Representations

     (a) Operator represents that in performing the responsibilities set forth in Article 3, it shall carry out such responsibilities or shall cause its Affiliates and all contractors, subcontractors and consultants selected to carry out such responsibilities with the same degree of diligence and care that Operator would exercise if operating its own property in a sound, workmanlike and prudent manner and it shall comply, and shall require its Affiliates and all contractors, subcontractors and consultants selected to carry out such responsibilities to comply, with all relevant laws, statutes, ordinances, safety codes, regulations and rules applicable to the Operation of the Line.

     (b) Operator represents that it shall comply with the provisions of the General Partnership Agreement applicable hereto. Any reference in this Agreement to the General Partnership Agreement refers to the General Partnership Agreement as amended, supplemented or amended and restated on [NTD: TRANSACTION CLOSING DATE]. Any subsequent amendments or additions to the General Partnership Agreement after [NTD: TRANSACTION CLOSING DATE] affecting the rights and obligations of Operator shall not revise or amend the rights and obligations of Operator as set forth in this Agreement, unless and until Partnership and Operator, through good faith negotiations, mutually agree that such amendment or additions shall revise or amend the rights and obligations of Operator.

                      ARTICLE 3 - OBLIGATIONS OF OPERATOR

3.1  Operator's Responsibilities

     Operator, subject to budget authorizations and other specific authorizations by the Management Committee, shall have the general responsibility for the day-to-day management of the Line as described below:

     (a) provide the day-to-day management supervision and operating, maintenance, administrative and related services to Partnership, including legal, accounting, procurement, emergency response, repair and overhaul, integrity management, replacement of plant, construction supervision, engineering, planning, budgeting, treasury, insurance administration, tax, industry relations, day-to-day public affairs and human resource support and support for general regulatory matters;

     (b) make reports to and consult with the Management Committee or Partner in the form and at the times requested by the Management Committee or any Partner or its designated representatives;

     (c) carry out any activities related to the marketing and administration of transportation or other services on the Line, including the discounting of such services from tariff rates;

     (d) except as otherwise provided by applicable governmental regulations, retain all charts, records, books of account, Partnership tax returns, plans, designs, studies and reports and other documents related to the design, construction, operation, maintenance, repair, extension, expansion, addition, improvement or replacement of the Line, or any part thereof, for a period of at least three (3) years from the date of completion of the activity to which such records relate;

     (e) purchase materials, equipment and supplies in the name of the Partnership necessary for the design, construction, operation, maintenance, repair, extension, expansion, addition, improvement or replacement of the Line, or any part thereof, and sell or exchange such materials, equipment and supplies. Operator may purchase such materials, equipment and supplies on a cooperative basis with Operator's Affiliates or from Operator's Affiliates, provided that the terms of such purchase are no less favourable to Partnership than those prevailing at the time for similar materials, equipment and supplies from unaffiliated third parties;

     (f) manage any construction of repairs, extensions, additions, improvements or replacements of the Line, or any part thereof, as approved by the Management Committee, including retaining any contractors required for the design, project management and construction of such project;

     (g) purchase, option or otherwise acquire rights-of-way, land in fee and permits in the name of Partnership necessary for construction, operation, maintenance, repair, extension, expansion, addition, improvement or replacement of the Line, or any part thereof; resist the perfection of any liens against Partnership property and, to the extent permitted by law, hold Partnership property free from all liens;

     (h) review with and advise Partnership regarding engineering plans and outlines for all necessary design repairs, extensions, expansions, additions, improvements or replacements of the Line, or any part thereof;

     (i) supervise and report to Partnership regarding readings of all measuring equipment required in connection with the Line;

     (j) review the qualifications of and retain outside consultants, contractors (including the services of Operator's Affiliates or Partner's Affiliates, provided that the services of any such Affiliates are utilized on terms materially no less favourable to Partnership than those prevailing at the time for comparable services of unaffiliated independent Persons) and other services;

     (k) carry out any activities related to the financing or refinancing of the Line;

     (l) utilize, as Operator deems necessary, the services of its Affiliates or Partner's Affiliates, provided that such services are utilized on terms materially no less favourable to Partnership than those prevailing at the time for comparable services of unaffiliated independent Persons.

     (m) prepare, file and prosecute applications for regulatory and governmental authority required by Partnership and make periodic filings required of Partnership by governmental or regulatory agencies having jurisdiction;

     (n) prepare, file and prosecute any rate case application under Sections 4 or 5 of the Natural Gas Act or any successor provision;

     (o) prepare tax returns required of Partnership and pay taxes owing by Partnership;

     (p) prepare and file all administrative forms or reports (including any regulatory filings, safety reports, operating reports and any other reports required) with governmental and other agencies in connection with the Operation of the Line; all reports in connection with emergency or unusual circumstances shall be made as expeditiously as reasonably possible;

     (q) make immediate reports to Partnership of all unusual or significant occurrences in relation to the Line, regardless of whether or not such reports have been required pursuant to Section 3.1(b);

     (r) make recommendations to Partnership as required by the General Partnership Agreement for the proposed budget required for the Line the Operation of the Line for the succeeding calendar year or portion thereof;

     (s) provide an adequate number of qualified supervisory and professional and craft personnel to perform the obligations contemplated hereunder;

     (t) require all contractors, vendors and suppliers to perform their services in accordance with sound, prudent and workmanlike industry practices;

     (u) have or provide custody of funds, notes, drafts, acceptances, commercial paper and other securities belonging to Partnership; keep funds belonging to Partnership on deposit in one or more banking institutions as approved by the Management Committee; and, subject to direction by the Management Committee, invest available funds in the manner provided for by the Management Committee, disburse such funds, and keep appropriate records in connection with all the above transactions;-

     (v) make and retain records and prepare all forms and reports in accordance with Article 5;

     (w) maintain a system of internal accounting and audit controls consistent with regulatory requirements applicable to Partnership or any Partner;

     (x) report to the Management Committee as provided in [Section 8.4.8] of the General Partnership Agreement;

     (y) review from time-to-time the rates and fees charged for transportation services and recommend to Partnership revision in such rates and fees as necessary to reflect increased or decreased costs or other changes in the conditions of service in order to assure that all costs are reflected in the tariffs of Partnership.

3.2  Contract Execution

     Contracts relating to Operator's responsibilities under this Agreement may be executed by Operator on behalf of Partnership.

3.3  Damages

     Notwithstanding any other provision of this Agreement, Operator shall not be responsible for any indirect or consequential damages, including loss of profit, revenues or pipeline transportation capacity.

3.4  Books and Records

     All of the books, records, charts and other documents prepared and retained by Operator in connection with the Operation of the Line shall, as provided in Section 5.4, be made available during normal business hours to Partnership or any Partner or their respective representatives to permit them to audit and verify the accuracy of any statement, billing, charge or computation made by Operator in connection with this Agreement. Operator shall obtain similar rights from contractors, subcontractors and consultants performing services in connection with the Operation of the Line and, to the extent reasonably possible, obtain similar rights for Partnership and Partners.

3.5  Operator's Indemnity

     Operator shall indemnify and hold Partnership, its employees or agents harmless from and against all actions, claims, demands, cost and liabilities to Partnership arising from:

     (a) all actions (or failures to act) by Operator which are not in accordance with the terms of this Agreement or an express direction by Partnership, excluding actions (or failures to act) by Operator in good faith within the scope of its authority in the course of the Operation of the Line; or

     (b) claims for non-payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by Operator in connection with the Operation of the Line.

3.6  Partnership's Indemnity

     (a) Partnership shall indemnify and save harmless the Operator against all actions, claims, demands, costs and liabilities arising out of the acts (or failure to act) of Operator in good faith within the scope of its authority in the course of Operation of the Line including claims, demands, costs and liabilities arising from the negligence of Operator, its officers, agents, employees, or Affiliates, and Operator shall not be liable for any obligations, liabilities, or commitments incurred by or on behalf of the Partnership as a result of any such acts (or failure to act). Operator shall not be indemnified for its gross negligence or wilful misconduct.

     (b) Any and all claims, damages or causes of action in favour of anyone other than Partnership arising out of the Operation of the Line which are not covered by insurance as per Section 3.7 shall be settled or litigated and defended by Operator in accordance with its best judgment and discretion when (i) the amount involved is less than a ceiling amount to be established by the Management Committee; (ii) no injunctive or similar relief is sought; and (iii) no criminal sanction is sought; otherwise, such decision shall be made by the Management Committee, and any settlement or defense thereof shall be controlled by the Management Committee.

3.7  Insurance

     (a) Operator shall, subject to the approval of the Management Committee, carry and maintain insurance for the benefit of Partnership and Operator and require contractors, subcontractors or consultants to carry and maintain insurance deemed adequate by Operator, as approved by the Management Committee, to protect the Partnership and satisfy any other requirements of the law.

     (b) Insurance as approved by the Management Committee maintained by the Operator shall be a reimbursable cost pursuant to Section 5.1(b).

     (c) Operator may carry and maintain such other insurance for its own account as he may deem necessary, but in the event other insurance is carried, Operator agrees to waive and agrees to have its insurers waive any rights of subrogation they may have against the Partnership and individual Partners thereof, or the Affiliates of any of them, and/or their directors, officers, employees, servants or agents.

     (d) With respect to claims and losses for damage, injury or destruction of property which is a part of the Line, which property is covered by Insurance other than insurance provided for in paragraph (a) of this
          Section 3.7, it is agreed that neither Operator nor Partnership or any of its Partners shall have any rights of recovery against one another, nor against the Affiliates of each, nor the insurers of any of them, and their rights of recovery are mutually waived. All such policies of insurance purchased to cover the Line or any part thereof, or the Operation of the Line or any part thereof, or any Gas transported or handled therein, shall be endorsed properly to effectuate this waiver of recovery.

       ARTICLE 4 - EMPLOYEES, CONTRACTORS, SUBCONTRACTORS AND CONSULTANTS

4.1  Operator's Employees

     Operator shall employ or retain and have supervision over the persons required by Operator to Operate the Line in an efficient and economically prudent manner. Operator shall pay all reasonable costs and expenses in connection therewith, including compensation, salaries, wages, overhead and administrative and general expenses incurred by Operator's Affiliates, and, if applicable, social security taxes, workers' compensation insurance, retirement and insurance benefits and other such expenses. Subject to the provisions of the General Partnership Agreement, the compensation for Operator's employees shall be determined by Operator. All authorized costs and expenses paid by Operator pursuant to this Section 4.1 shall be reimbursed to Operator by Partnership as provided in the Accounting Procedure.

4.2  Standards for Employees

     All employees engaged or directed by Operator in connection with the Operation of the Line shall be duly qualified and experienced to perform such obligations. Operator shall at all times enforce strict discipline and maintain good order among such employees, and shall require such employees to comply with all relevant laws, statutes, ordinances, safety codes, regulations and rules applicable to the Operation of the Line.

4.3  Non-Discrimination

     In performing under this Agreement, Operator will not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or handicap, and will comply with all provisions of Executive Order 11246 of September 24, 1965. [NTD: UPDATE]

4.4  Contractors, Consultants and Subcontractors

     The provisions of Sections 4.1, 4.2 and 4.3 shall be applicable to any contractors, subcontractors and/or consultants retained in connection with the Operation of the Line.

          ARTICLE 5 - FINANCIAL, ACCOUNTING, BILLING AND TAX PRACTICES

5.1  Accounting and Compensation

     (a) Operator shall keep a full and complete account of all costs and expenses incurred by it in connection with the Operation of the Line in the manner set forth in the Accounting Procedure.

     (b) Operator shall be reimbursed, in the manner set forth in the Accounting Procedure, by Partnership for all costs and expenses authorized by the Management Committee and all reasonable and proper costs and expenses paid by it for Partnership in connection with the Operation of the Line; provided, however, that costs and expenses incurred by Operator under Section 3.5 shall not be reimbursed by Partnership. It is the intent of the parties that Operator shall Operate the Line on a fully reimbursed basis without profit or loss. To the extent that a deviation from this standard occurs, appropriate adjustments will promptly be made.

     (c) Upon termination of this Agreement, Operator shall be reimbursed by Partnership for all reasonable and proper costs and expenses incurred by Operator in winding up its duties under this Agreement and transferring its duties to the succeeding operator. The parties agree to negotiate in good faith and reach mutual agreement regarding such costs and expenses prior to incurring such costs and expenses. If, following such negotiation, the parties are unable to reach agreement, Operator may incur such costs and expenses and the amount of reasonable and proper compensation shall be referred to binding arbitration in accordance with Article 9.

     (d) To the extent that Operator enters into activities other than the Operation of the Line, Operator shall separately account for all such costs and expenses and Partnership shall not be billed for such costs or expenses.

5.2  Budgets

     On or before each October 1, Operator shall provide to the Management Committee an indicative estimate of capital expenditures and operating income and expenses which Operator anticipates for the ensuing calendar year. On or before each November 1 Operator shall prepare and submit for approval of the Management Committee a final budget including estimated capital expenditures and operating income and expenses. Except as the Management Committee may otherwise direct, the budget approved by Partnership and then in effect shall constitute authorization of Operator to incur the expenditures contained in such budget. The budget approved by the Partnership shall be adequate for Operator to meet its current responsibilities under this Agreement, including the performance standard set out in Section 2.2(a).

5.3  Disputed Charges

     Partnership may, in the manner set forth in the Accounting Procedure, take written exception to any bill, statement or other accounting rendered by Operator for any expenditure or any part thereof, on the ground that the same was not a cost or expense authorized by the Management Committee or a reasonable and proper cost or expense incurred by Operator in connection with the Operation of the Line. Partnership shall nevertheless pay in full when due the amount of all bills, statements or accountings submitted by Operator. Such payment shall not be deemed a waiver of the right of Partnership to recoup any contested portion of any bill, statement or accounting. However, if the amount as to which such written exception is taken or any part thereof is ultimately determined in accordance with
     Article 9 not to be a cost or expense authorized by the Management Committee or a reasonable and proper expense incurred by Operator in connection with the Operation of the Line, such amount or portion thereof (as the case may be) shall be refunded by Operator to Partnership together with interest thereon at a rate (which in no event shall be higher than the maximum rate permitted by applicable law) equal to the prime rate charged by Citibank of New York, or its successor, from time to time to responsible commercial and industrial borrowers during the period from the date of payment by Partnership to the date of refund by Operator.

5.4  Audit

     In addition to the audit responsibilities assigned by the General Partnership Agreement to Operator and the Audit Committee, Partnership or its designated representatives (including representatives from each Partner) and any Partner or its designated representatives, after fifteen
     (15) days' prior written notice to Operator, shall have the right during normal business hours to audit, at its own expense, all books and records of Operator as well as the relevant books of account of Operator's contractors relating to the Operation of the Line, provided that neither this section nor Section 3.4 allows Partnership or a Partner to: (a) review any books and records of Operator's Affiliates which do not directly relate to the provision of services under this Agreement and the construction and Operation of the Line; or (b) challenge the basis of allocations made pursuant to the Allocation Policy (as defined below) unless there is a material increase in the total overhead costs from prior levels. Such audits shall not be commenced by the same party more often than once each calendar year. Partnership shall have two (2) years after the close of a calendar year in which to make an audit of Operator's records for such calendar year. Absent fraud or intentional concealment or misrepresentation by Operator or its employees, and except for any adjustments which may arise from Federal Energy Regulatory Commission ("FERC") compliance audits, Operator shall neither be required nor permitted to adjust any item unless a claim therefore is presented or adjustment is initiated within two (2) years after the close of the calendar year in which the bill, statement or accounting therefore is rendered, and in the absence of such timely claims or adjustments, the bills, statements and accountings rendered shall be conclusively established as correct.

5.5  Consistent with General Partnership Agreement

     The accounting and tax service provided by Operator shall be consistent with the applicable provisions of [Section 7] of the General Partnership Agreement which are incorporated by reference herein as if set forth in full. Matters of tax policy for Partnership shall be the responsibility of, and ultimately determined by the Management Committee.

                       ARTICLE 6 - INDEPENDENT CONTRACTOR

6.1  Independent Contractor

     (a) In performing services pursuant to this Agreement, Operator shall be an independent contractor and not an employee, agent or servant of Partnership and this Agreement does not create any partnership or joint venture between Partnership and Operator.

     (b) Operator shall comply with all relevant laws, statutes, ordinances, safety codes, regulations and rules applicable to the Operation of the Line.

                       ARTICLE 7 - INTELLECTUAL PROPERTY

7.1  Inventions and Copyrights

     Any (i) inventions, whether patentable or not, developed or invented or
     (ii) copyrightable material (collectively, "Intellectual Property"), developed by Operator or its employees and used for the Operation of the Line shall remain the exclusive property of Operator; provided that, if the Partnership authorizes expenditure of funds to develop equipment or operating procedures specifically for the Line, such equipment or operating procedures are developed through resources and employees dedicated to the Line, and such equipment or operating procedures includes Intellectual Property, such Intellectual Property shall be the exclusive property of Partnership.

7.2  Confidentiality

     Because the information and knowledge gained during the performance of services hereunder may consist of valuable proprietary information, the misuse or disclosure of which could cause substantial damage to Partnership, any and all information obtained by Operator in performance of its obligations hereunder shall be held in strict confidence by Operator, its employees or agents except as needed to comply with the purposes of this Agreement. Any contracts entered into by Operator related to its obligations under this Agreement shall contain a provision which similarly restricts the use and disclosure of such information.

                                ARTICLE 8 - TERM

8.1  Term

     This agreement shall be effective as of February __, 2006 and subject to the provisions of the General Partnership Agreement, shall continue until April 1, 2018, and thereafter on a year-to-year basis unless terminated on six (6) months' prior written notice by either party hereto, provided that, Operator shall not commence its responsibilities as Operator until April 1, 2007, provided that, if Operator is no longer an Affiliate of at least one Partner included in the Partnership ("Partnership Termination") this Agreement shall terminate six (6) months from the date of Partnership Termination.

8.2  Upon Termination

     Termination of this Agreement shall not relieve either party from paying amounts of money due hereunder which (a) were due prior to or (b) become due after or as a result of such termination.

                             ARTICLE 9 - ARBITRATION

9.1  Arbitration

     (a) If a dispute arises between Operator and Partnership regarding the application or interpretation of any provision of this Agreement, the aggrieved party will promptly provide notice of the dispute to the other party. A meeting will be held promptly between the parties, attended by parties with management authority over the disputed matter, to attempt in good faith to negotiate a resolution of the dispute. If the parties do not succeed in negotiating a resolution of the dispute within thirty (30) days or within such further period agreed by the parties, one party may terminate the negotiation by giving Notice to the other party. Either party may thereafter upon written notice call for submission of such matter to arbitration. The party requesting arbitration shall set forth in such notice in adequate detail the issues to be arbitrated, and within ten (10) days from the receipt of such notice, the other party may set forth in adequate detail additional related issues to be arbitrated. If arbitration is invoked by either party, the decision of the arbitrators shall be final and binding upon all parties.

     (b) Such binding arbitration shall be conducted by a person or entity knowledgeable and experienced in pipeline design, construction and operations matters. In the event the parties are unable to agree upon such person or entity, they shall then each select a person or entity having the qualifications set forth above, and such persons or entities selected shall mutually agree upon a similarly qualified third person or entity to complete the arbitration panel. In the event that the persons selected by the parties are unable to agree on a third member of the panel within sixty (60) days after their selection, such person shall be designated by the American Arbitration Association or such other person the parties mutually agree upon. Upon final selection of the entire panel, such panel shall, as expeditiously as possible, render a decision on the matter submitted for arbitration.

     (c) Upon the determination of any such dispute, the arbitrators shall bill the costs attributable to such binding arbitration to the party whose position they determine is farthest away from the actual decision rendered; provided, however, that the arbitrators shall be empowered to apportion such costs between the parties if they deem it appropriate.

     (d) It is the intent of the parties that the matters agreed upon to be arbitrated be decided as set forth herein and they shall not seek to have this Article 9 rendered unenforceable or to have such matter decided in any other way.

                           ARTICLE 10 - FORCE MAJEURE

10.1 Effect of Force Majeure

     In the event that either Partnership or Operator is rendered unable, by reason of an event of force majeure, to perform, wholly or in part, any obligation or commitment set forth in this contract, then upon such party's giving written notice and full particulars of such event as soon as practicable after the occurrence thereof, the obligations of both parties, except for unpaid financial obligations arising prior to such event of force majeure, shall be suspended to the extent and for the period of such force majeure condition.

10.2 Nature of Force Majeure

     The term "force majeure" as employed in this Agreement shall mean acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrests and restraint from rulers of people, interruptions by government or court orders, present and future valid orders, decisions or rulings of any governmental entity having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labour or inability to secure materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, inability to obtain or delays in obtaining easements or rights-of-way, the making of repairs or alterations to wells, pipelines or plants, partial or entire failure of gas supply or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming force majeure.

10.3 Non-Force Majeure Situations

     Neither Operator nor Partnership shall be entitled to the benefit of the provisions of Section 10.1 under the following circumstances:

     (a) To the extent that the failure was caused by the party claiming suspension having failed to remedy the condition by taking all reasonable acts, short of litigation, if such remedy requires litigation, and having failed to resume performance of such commitments or obligations with reasonable dispatch;

     (b) If the failure was caused by lack of funds, or with respect to the payment of any amount or amounts then due hereunder;

     (c) To the extent that the failure was caused or contributed to by the negligence of Operator or Partnership and such negligence was the cause of such failure.

10.4 Resumption of Normal Performance

     Should there be an event of force majeure affecting performance hereunder, such events shall be remedied with all reasonable dispatch to insure resumption of normal performance.

10.5 Strikes and Lockouts

     Settlement of strikes and lockouts shall be entirely within the discretion of the party affected, and the requirement in Section 10.4 that any event of force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the party having such difficulty.

                           ARTICLE 11 - MISCELLANEOUS

11.1 Amendment

     This Agreement shall only be amended by an instrument in writing executed by both parties.

11.2 Waivers

     A waiver by a party at any time of its rights with respect to a default under this Agreement, or with respect to any other matter in connection with this Agreement, shall not be deemed a waiver with respect to any other or subsequent default or matter.

11.3 Severability

     If any provision of this Agreement shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

11.4 Governmental Bodies

     This Agreement is subject to all valid orders, rules and regulations of any governmental body having jurisdiction over the parties hereto, or this Agreement.


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11.5 Entirety

     In addition to the obligations of the Operator set forth in Article 3, this Agreement is also intended to include as an obligation of the Operator any duty, responsibility, or requirement assigned to the Operator by the terms of the General Partnership Agreement, including [Section 8.4] thereof, not specifically detailed in Article 3 herein. This Agreement and the General Partnership Agreement contain the entire agreement between the parties and except as stated herein there are no oral promises, agreements or warranties affecting it.

11.6 Recitals

     For the purpose of interpreting this Agreement, the Recitals shall be considered incorporated herein as if set forth in full.

11.7 Remedies Cumulative

     Remedies provided under the provisions of this Agreement shall be cumulative and, except as to the agreement for binding arbitration contained in Article 9 hereof, shall be in addition to the remedies provided by law or in equity.

11.8 Conflicts

     In the event there is any conflict between this Agreement and any schedule or subsequent agreement referred to herein, the provisions hereof shall be deemed controlling, except in the event of a conflict with the General Partnership Agreement, in which event the General Partnership Agreement shall be deemed controlling.

11.9 Law of the Contract

     This Agreement and all other agreements relating thereto shall be construed and interpreted under the laws of the State of Texas.


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

11.10 Operator's Office

     Operator may select the location of its office or offices to perform its obligation hereunder.

11.11 Attorneys' Fees

     Should any litigation be commenced between the parties concerning any provision of this Agreement or the rights and duties hereunder, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted in such proceeding, to a reasonable sum as and for their attorneys' fees in such litigation, which sum shall be determined in such litigation or in a separate action for such purpose.

11.12 Counterpart Execution

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

                              ARTICLE 12 - NOTICES

12.1 Notices

     Unless otherwise specifically provided in this Agreement, any written notice or other communication shall be sufficiently given or shall be deemed given on the fifth business day following the date on which the same is mailed by registered or certified mail, postage prepaid, or on the next business day following the date on which the same is sent via a nationally recognized courier service or by telecommunication, in each case addressed:

     If to Operator, to:

     __________


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     or such other person or address as may be designated from time to time by written notice to Operator.

     If to Partnership, to:

     __________

     or such other person or address as may be designated from time to time by written notice to Partnership.

                            ARTICLE 13 - ASSIGNMENT

13.1 Assignability

     As to the assignment of this Agreement:

     (a) This Agreement shall not be assigned by either Partnership or Operator without the written consent of the other except that Operator may assign this agreement to its Affiliate without such consent, and such assignment shall not release Operator from its obligations under this Agreement.

     (b) Consent to assignment hereunder shall not be unreasonably withheld by either party hereto.

13.2 Successors and Assigns

     This Agreement and all of the obligations and rights herein established shall extend to and be binding upon and shall inure to the benefit of the respective successors and assigns of the respective parties hereto.

13.3 Effective Date

     Any assignment hereunder shall be effective on the first day of the month following the month during which the assignment is completed.


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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

TRANSCANADA
            -------------------------

Per:                                    Per:
     --------------------------------        -----------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------


NORTHERN BORDER PIPELINE COMPANY

Per:                                    Per:
     --------------------------------        -----------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------


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

                                    EXHIBIT A

                                       TO

                               OPERATING AGREEMENT

                              ACCOUNTING PROCEDURE

                         ARTICLE I. GENERAL PROVISIONS

1.01 Statements and Billings. Operator may submit a bill, statement or otherwise provide an accounting to Partnership on the first day of each month for the estimated costs and expenses for the month and any adjustment which may be necessary to correct prior estimated billings to actual. Such bills, statements or accountings will be summarized by appropriate classifications indicative of the nature thereof.

1.02 Payment by Partnership. Partnership shall pay all bills, statements or accountings presented pursuant to the terms and conditions of the Operating Agreement on or before the 15th day after the billing date. If payment is not made within such time, the unpaid balance shall bear interest until paid at a rate (which in no event shall be higher than the maximum rate or rates permitted by applicable law) equal to the prime rate charged by the Citibank of New York, or its successor, from time to time to responsible commercial and industrial borrowers; provided, however, that if employees of Operator are responsible for processing Partnership's payments and Partnership has sufficient funds to make payment no interest charge shall be imposed for late payment. Payment by or on behalf of Partnership shall not be deemed a waiver of the right to recoup any amount in question.

1.03 Adjustments. Payment of any such bills, statements or accountings shall not prejudice the right of Partnership to protest or question the correctness thereof; provided however, all bills, statements and accountings rendered to Partnership by


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     Operator during any calendar year shall conclusively be presumed to be true and correct after 24 months following the end of any such calendar year, unless prior to the end of said 24-month period Partnership takes written exception thereto and makes claim on Operator for adjustment. No adjustment favourable to Operator shall be made unless it is made within the same prescribed period. None of the time limits set out in this Section 1.03 shall apply to adjustments resulting from FERC Compliance Audits.

1.04 Financial Records. Operator shall maintain accurate books and records in accordance with the FERC Uniform System of Accounts for Class A and B natural gas companies or any successor system thereto covering all of Operator's actions under this Operating Agreement.

                           ARTICLE II. CAPITAL ITEMS

     Except for real or personal property (i) included in a previously approved budget or (ii) costing less than the ceiling amount established by the Management Committee, Operator shall prepare and submit to Partnership a forecast of the cost of such property it proposes to acquire in the name of Partnership which, under any applicable accounting rules and regulations, might be capitalized. Upon approval of such forecast by Partnership, Operator shall have authority to purchase such property in Partnership's name without further approval or action by Partnership. To the extent that (i) Operator owns property necessary or desirable for the operation and maintenance of the Line which under any applicable accounting rules and regulations, might be capitalized, (ii) Operator in its sole discretion is willing to transfer such property for consideration to Partnership, (iii) such property can be transferred by Operator to Partnership free and clear of all prior liens and encumbrances, and (iv) Partnership approves of such transfer Operator may so transfer such property to Partnership and charge Partnership the fair market value thereof on the date of transfer.


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                 ARTICLE III. COSTS, EXPENSES AND EXPENDITURES

     Subject to the limitations hereinafter prescribed and the provisions of the Operating Agreement to which this Accounting Procedure is an exhibit, Operator shall charge Partnership for all reasonable and proper costs and expenses incurred by Operator (except those costs incurred under Section 3.5 of the Operating Agreement) in connection with the Operation of the Line, including but not limited to the following items:

3.01 Rentals. All rentals paid by Operator.

3.02 Labour Costs.

     (a) Salaries, wages and related benefits of Operator's employees or its Affiliates employees directly engaged in connection with the Operation of the Line and, in addition, amounts paid as salaries and wages of others temporarily employed in connection therewith. Related benefits include Operator's cost of holiday, vacation, sickness, jury service and other fringe benefits and customary allowances paid to persons whose salaries and wages are chargeable under this paragraph (a).

     (b) Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to salaries, wages and costs chargeable under paragraph (a) above. The reasonable cost of plans for employees' group life insurance, hospitalization, disability, pension, retirement, savings and other benefit plans, applicable to labour costs chargeable under paragraph (a) above.

     (c) Amounts billed to Partnership for services performed by Operator's Affiliates in connection with the Operation of the Line will include an amount to cover the overhead costs of that Affiliate. The method of allocating the overhead charge shall be consistent with the TransCanada PipeLines Limited Operating Cost Allocation Policy ("Allocation Policy") attached hereto as Schedule 1, unless such method is found to be inconsistent with FERC rules and regulations. If the cost allocation methodology is found to be inconsistent with FERC rules and


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

          regulations following a FERC regulatory decision which is applicable to the Partnership, Operator will revise the method of allocation with respect to the Line accordingly and such revised method of allocation shall be used prospectively. Changes and amendments to the Allocation Policy shall apply to charges under this section, provided such changes or amendments do not result in a material change in costs allocated under this Agreement unless otherwise approved by the Management Committee.

3.03 Reimbursable Expenses of Employees. Reasonable personal expenses of employees whose salaries and wages are chargeable under Section 3.02(a) hereof. As used herein, the term "personal expenses" shall mean the usual out-of-pocket expenditures incurred by employees in the performance of their duties and for which such employees are reimbursed. Operator shall maintain documentation for such expenses in accordance with the standards of the Internal Revenue Service.

3.04 Material, Equipment and Supplies. It is contemplated that all material, equipment and supplies will be owned by Partnership and purchased or furnished for its account. So far as is reasonably practical and consistent with efficient and economical operation, only such material shall be obtained for the Line as may be required for immediate use, and the accumulation of surplus stock shall be avoided. To the extent reasonably possible, Operator shall take advantage of discounts available by early payments and pass such benefits on to Partnership. Material, equipment and supplies furnished by Operator, if any, shall be priced at cost plus carrying costs to be established by Operator based on actual experience.

3.05 Transportation. Transportation of employees, equipment and material and supplies necessary for the Operation of the Line. It is anticipated that all transportation equipment will be owned by Partnership; provided, however, any automobiles, airplanes and trucks owned or obtained from Operator's Affiliates by Operator and approved for use for the Operation of the Line will be billed to Partnership at reasonable rates based on Operator's actual costs.


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

3.06 Services

     (a) The cost of contract services and utilities procured from outside sources.

     (b) Use and services of vehicles, equipment and facilities furnished by Operator as provided in Section 3.05 hereof.

3.07 Legal Expenses and Claims. All costs and expenses of handling, investigating and settling litigation or claims arising by reason of the Operation of the Line or necessary to protect or recover any Line property, including, but not limited to, attorney's fees, court cost, cost of investigation or procuring evidence and any judgements paid or amounts paid in settlement or satisfaction of any such litigation or claims. Operator shall credit Partnership for judgements received or amounts received in settlement of litigation, with respect to any claim asserted on behalf of Partnership.

3.08 Taxes. All taxes (except those measured by income) of every kind and nature assessed or levied upon or incurred in connection with the Operation of the Line or on the Line or other property of Partnership and which taxes have been paid by the Operator for the benefit of Partnership, including charges for late payment arising from extensions of the time for filing which is caused by Partnership.

3.09 Insurance. Net of any returns, refunds, or dividends, all premiums paid and expenses incurred for insurance required to be carried under the Operating Agreement for the benefit of Operator and Partnership.

3.10 Permits, Licenses and Bond. Cost of permits, licenses and bond premiums required for the Operation of the Line.

3.11 Overhead, Administrative and General Expense. All administrative and general expenditures, including salaries and related benefits and expenses of personnel other than those referred to in Section 3.02, who render services to Operator, including, but not limited to, Accounting, Administrative, Public Relations, Personnel, Purchasing, Legal and Treasury, will be charged on the basis of costs


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

     incurred. Overhead costs related to the provision of such services shall be charged pursuant to the Allocation Policy. Operator shall, subject to the provisions of the General Partnership Agreement, also bill such administrative and general expenditures incurred by its Affiliates in connection with the Operation of the Line.


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